                                                  Filed Pursuant to Rule 424(B)3
                                                      Registration No. 333-75723

INTERNATIONAL PROSPECTUS SUPPLEMENT
(To prospectus supplement dated January 21, 2000 and prospectus dated April 30,
1999)

                                 $2,000,000,000

                         LEHMAN BROTHERS HOLDINGS INC.

                              7.75% NOTES DUE 2005

    Application has been made to list the 7.75% Notes due 2005 on the Luxembourg Stock Exchange. The Notes are described in the attached prospectus supplement and prospectus.

    The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss however arising from or in reliance upon the whole or any part of the contents of this document and the attached prospectus supplement and prospectus.

    Lehman Brothers Holdings Inc. ("Holdings") accepts responsibility for the information contained in this document and the attached prospectus supplement and prospectus.

    Holdings undertakes to provide you, without charge, a copy of any and all of the documents incorporated by reference in the attached prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such prospectus). Written or oral requests for such copies should be directed to the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, New York, New York 10285, USA (212) 526-0660.

    This document and the attached prospectus supplement and prosectus, together with the documents incorporated by reference herein, will be available free of charge at the office of Kredietbank S.A., Luxembourgeoise, 43, Boulevard Royal, L-2955 Luxembourg.

    Notices to holders of the Notes will be published in a leading daily newspaper in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in THE WALL STREET JOURNAL, in London in the FINANCIAL TIMES, and in Luxembourg in the LUXEMBOURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

ABN AMRO INCORPORATED                                 BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.                                      BARCLAYS CAPITAL
BEAR, STEARNS & CO. INC.                                       CHASE SECURITIES INC.
COMMERZBANK AKTIENGESELLSCHAFT                                       CREDIT LYONNAIS
DG BANK DEUTSCHE GENOSSENSCHAFTSBANK AG                    DRESDNER KLEINWORT BENSON
FIDELITY CAPITAL MARKETS                                                        HSBC
A DIVISION OF NATIONAL FINANCIAL                                            SG COWEN
SERVICES CORPORATION                            WESTDEUTSCHE LANDESBANK GIROZENTRALE
ING BARINGS/BBL
WACHOVIA SECURITIES, INC.

January 21, 2000

                         CONSOLIDATED CAPITALIZATION OF
                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                                         AT NOVEMBER 30, 1998   AT AUGUST 31, 1999
                                         --------------------   ------------------
                                                       (IN MILLIONS)
COMMERCIAL PAPER AND SHORT-TERM DEBT...         $ 6,657              $ 6,669
LONG-TERM DEBT:
  Senior notes(1)......................          23,873               26,577
  Subordinated debt(1).................           3,468                3,280
                                                -------              -------
  TOTAL LONG-TERM DEBT.................          27,341               29,857
                                                -------              -------
  TOTAL COMMERCIAL PAPER, SHORT- AND
    LONG-TERM DEBT.....................          33,998               36,526
                                                -------              -------
Trust preferred securities subject to
  mandatory redemption.................              --                  710
STOCKHOLDERS' EQUITY:
  Preferred Stock......................             908                  758
  Common Stock: $0.10 par value;
    300,000,000 shares authorized;
    shares issued: 121,801,123 at
    November 30, 1998 and 122,618,798
    at August 31, 1999; shares
    outstanding: 113,657,877 at
    November 30, 1998 and 120,070,089
    at August 31, 1999.................              12                   12
  Additional paid-in capital...........           3,534                3,406
  Accumulated other comprehensive
    income (net of tax)................              15                    5
  Retained earnings....................           1,105                1,817
  Other stockholders' equity, net......             269                   87
  Common stock in treasury at cost:
    8,143,246 shares in 1998 and
    2,548,709 shares in 1999...........            (430)                (135)
                                                -------              -------
  TOTAL STOCKHOLDERS' EQUITY...........           5,413                5,950
                                                -------              -------
TOTAL COMMERCIAL PAPER, SHORT- AND
  LONG-TERM DEBT, TRUST PREFERRED
  SECURITIES AND STOCKHOLDERS'
  EQUITY...............................         $39,411              $43,186
                                                =======              =======

------------------------
(1) Long-term debt at August 31, 1999 was as follows:

                                                     U.S. DOLLAR         NON-U.S. DOLLAR
                                                 -------------------   -------------------    TOTAL AT
                                                  FIXED     FLOATING    FIXED     FLOATING   AUGUST 31,
                                                   RATE       RATE       RATE       RATE        1999
                                                 --------   --------   --------   --------   ----------
                                                                     (IN MILLIONS)
Senior notes
  Maturing in fiscal 1999......................  $   422     $  457     $   53     $   49      $   981
  Maturing in fiscal 2000......................    3,203      3,619        583        279        7,683
  Maturing in fiscal 2001......................    1,449      1,123        481        319        3,372
  Maturing in fiscal 2002......................    1,661      1,609        194        750        4,214
  Maturing in fiscal 2003......................    2,310        506        426        515        3,757
  December 1, 2003 and thereafter..............    4,309        172      1,776        313        6,570
                                                 -------     ------     ------     ------      -------
  Total senior notes...........................   13,353      7,486      3,513      2,225       26,577
Subordinated debt
  Maturing in fiscal 1999......................      155          0          0          0          155
  Maturing in fiscal 2000......................      192          6          0          0          198
  Maturing in fiscal 2001......................      194          0          0          0          194
  Maturing in fiscal 2002......................      250         96          0          0          346
  Maturing in fiscal 2003......................      475          0          0          0          475
  December 1, 2003 and thereafter..............    1,792        103         17          0        1,912
                                                 -------     ------     ------     ------      -------
  Total subordinated debt......................    3,058        205         17          0        3,280
Total long-term debt...........................  $16,411     $7,691     $3,530     $2,225      $29,857

    There has been no material change in the capitalization of Holdings since August 31, 1999 to the date of this document.

          LEHMAN BROTHERS HOLDINGS INC. AND CONSOLIDATED SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                         (IN MILLIONS OF U.S. DOLLARS)

                                                               TWELVE MONTHS       NINE MONTHS
                                                                   ENDED              ENDED
                                                               NOVEMBER 30,        AUGUST 31,
                                                            -------------------   -------------
                                                              1997       1998         1999
                                                            --------   --------   -------------
OPERATING RESULTS
Net revenues..............................................  $ 3,873    $  4,113     $  3,929
Total non-interest expense................................    2,936       3,061        2,737
Income before taxes and dividends on trust preferred
  securities..............................................      937       1,052        1,192
Net income................................................      647         736          830

BALANCE SHEET
ASSETS:
Cash and cash equivalents.................................    1,685       3,055        4,788
Securities and other financial instruments owned..........   76,862      77,000       87,105
Collateralized short-term agreements......................   57,752      58,722       94,203
Receivables...............................................   12,838      11,965       13,081
Property, equipment and leasehold improvements (net of
  accumulated depreciation and amortization)..............      468         505          489
Other assets..............................................      787       1,297        1,134
Total assets..............................................  151,705     153,890      202,149
LIABILITIES AND STOCKHOLDERS' EQUITY:
Securities and other financial instruments sold but not
  yet purchased...........................................   30,080      28,803       48,415
Collateralized short-term financing.......................   71,050      70,895       97,398
Payables..................................................   13,857      10,525        9,085
Accrued liabilities and other payables....................    4,116       4,256        4,065
Long-term debt............................................   20,261      27,341       29,857
Total liabilities.........................................  147,182     148,477      195,489
Total stockholders' equity................................    4,523       5,413        5,950

                   DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS
                        OF LEHMAN BROTHERS HOLDINGS INC.

    The Directors and Executive Officers of Holdings are as follows:

                                                           PRINCIPAL OCCUPATION
                                                           --------------------
DIRECTORS

Richard S. Fuld, Jr..................  Chairman and Chief Executive Officer

Michael L. Ainslie...................  Former President and Chief Executive Officer, Sotheby's
                                       Holdings

John F. Akers........................  Retired Chairman, International Business Machines
                                       Corporation

Roger S. Berlind.....................  Theatrical Producer

Thomas H. Cruikshank.................  Retired Chairman and Chief Executive Officer, Halliburton
                                       Company

Dr. Henry Kaufman....................  President, Henry Kaufman & Company, Inc.

Hideichiro Kobayashi.................  Director and General Manager for the Americas, Nippon Life
                                       Insurance Company

John D. Macomber.....................  Principal, JDM Investment Group

Dina Merrill.........................  Director and Vice Chairman, RKO Pictures, Inc.

EXECUTIVE OFFICERS

Richard S. Fuld, Jr..................  Chairman and Chief Executive Officer

John L. Cecil........................  Managing Director, Chief Financial and Administrative
                                       Officer

Joseph M. Gregory....................  Managing Director, Head of Equities Division

Bradley H. Jack......................  Managing Director, Head of Investment Banking

Bruce R. Lakefield...................  Managing Director, Chairman, Lehman Brothers Europe

Stephen M. Lessing...................  Managing Director, Head of Global Sales and Research

Kevin J. McGilloway..................  Managing Director, Chief Information Officer

Michael F. McKeever..................  Managing Director, Head of Private Equity

Maryanne Rasmussen...................  Managing Director, Chief Human Resources Officer

Mark Rufeh...........................  Managing Director, Chief Operations Oficer

Thomas A. Russo......................  Managing Director, Chief Legal Officer

Jeffrey Vanderbeek...................  Managing Director, Head of Fixed Income Division

Jarett F. Wait.......................  Managing Director, Chief Operating Officer, Lehman Brothers
                                       Asia

                              GENERAL INFORMATION

    Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of Holdings and a legal notice relating to the issuance of the Notes have been deposited prior to listing with GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG, where copies thereof may be obtained upon request. Copies of the above documents together with this document, the attached prospectus supplement and the accompanying prospectus, the Indenture and Holdings' current Annual and Quarterly reports, as well as all future Annual Reports and Quarterly Reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Kredietbank S.A Luxembourg, in Luxembourg. The audited financial statements of Holdings and its consolidated subsidiaries for the year ended November 30, 1999 will be made available on or about March 1, 2000. Kredietbank S.A. in Luxembourg will act as intermediary between the Luxembourg Stock Exchange and Holdings and the holders of the Notes. In addition, copies of the Annual Reports and Quarterly Reports of Holdings may be obtained free of charge at such office.

    Except as disclosed or contemplated herein or in the attached prospectus supplement or prospectus (including the documents incorporated therein by reference), there has been no material adverse change in the financial position of Holdings since November 30, 1998.

    The independent auditors of Holdings are Ernst & Young LLP, New York, New York.

    Neither Holdings nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes. Holdings is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

    Resolutions relating to the issue and sale of the Notes were adopted by Holdings Board of Directors on March 31, 1999.

    The Notes have been accepted for clearance through Euroclear and Cedelbank and have been assigned Common Code No. 010716926, International Security Identification Number (ISIN) US524908CG36 and CUSIP No. 524908CG3.

                     PRINCIPAL EXECUTIVE OFFICE OF HOLDINGS

                         Lehman Brothers Holdings Inc.
                            3 World Financial Center
                            New York, New York 10285

                                    TRUSTEE

                                 Citibank, N.A.
                             Corporate Trust Office
                                111 Wall Street
                            New York, New York 10043

               LUXEMBOURG STOCK EXCHANGE LISTING AND PAYING AGENT

                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                               L-2955 Luxembourg

                       LEGAL ADVISERS TO THE UNDERWRITERS

                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017

                              INDEPENDENT AUDITORS

                               Ernst & Young LLP
                               787 Seventh Avenue
                            New York, New York 10019